                                                                                                                       EXHIBIT 99.16

INVESTMENT PERFORMANCE -- EATON VANCE INCOME FUND OF BOSTON

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the 1, 5, and 10 year periods ended September 30, 1997.




                                         VALUE OF A $1,000 INVESTMENT


                                VALUE OF       VALUE OF            TOTAL RETURN              TOTAL RETURN
INVESTMENT        INVESTMENT    INITIAL        INVESTMENT     EXCLUDING SALES CHARGE    INCLUDING SALES CHARGE
PERIOD            DATE          INVESTMENT*    ON 09/30/97    CUMULATIVE  ANNUALIZED    CUMULATIVE  ANNUALIZED

10 YEARS ENDED
09/30/97          09/30/87      $952.69        $2,766.61      190.41%     11.25%        176.66%     10.71%

5 YEARS ENDED
09/30/97          09/30/92      $952.00        $1,658.95      74.26%      11.75%        65.90%      10.65%

1 YEAR ENDED
09/30/97          09/30/96      $953.05        $1,121.50      17.68%      17.68%        12.15%      12.15%


Average annual total return is calculated using the following formula:

                                    n
                              P(1+T)  =  ERV

            where        P         =  an initial investment of $1,000 **
                         T         =  average annual total return
                         n         =  number of years
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period


Cumulative total return is calculated using the following formula:

                               T = ( ERV / P ) - 1

            where        T         =  cumulative total return including the maximum sales charge
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period
                         P         =  an initial investment of $1,000 ***


  * Initial investment less the current maximum sales charge of 4.75%.

 ** The average annual total return including the sales charge is calculated based on an initial investment of $1,000 less the maximum initial sales charge of 4.75%.

*** The cumulative total return including the sales charge is calculated based on an initial investment of $1,000 less maximum initial sales charge of 4.75%.

                                   Exhibit 16





                            EV INCOME FUND OF BOSTON
                              CALCULATION OF YIELD



                         For the 30 days ended 9/30/97:

                  Interest Income Earned:                             $1,582,944
Plus              Dividend Income Earned:                                    $0
                                                                      ----------
Equal             Gross Income:                                       $1,582,944

Minus             Expenses:                                             $170,011
                                                                      ----------
Equal             Net Investment Income:                              $1,412,933

Divided by        Average daily number of shares outstanding that
                  were entitled to receive dividends:                 23,302,277
                                                                      ----------
Equal             Net Investment Income Earned Per Share:                $0.0606

                  Net Asset Value Price Per Share 9/30/97:               $9.1300

                  30 Day Yield*:                                           8.10%



*  Yield is calculated on a bond equivalent rate as follows:
                           6
       2[(($0.0606/$9.13)+1)-1]